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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                 MAGNETEK, INC.

                                       AND

                             THE LOUIS ALLIS COMPANY

                    -----------------------------------------

                            DATED AS OF MAY 27, 1994

                    -----------------------------------------

                          SALE OF LOUIS ALLIS DIVISION


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
                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

ARTICLE I   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                 1.1     Certain Defined Terms . . . . . . . . . . . . . . . . 1
                 1.2     Other Definitional Provisions . . . . . . . . . . . . 6

ARTICLE II  CLOSING; PURCHASE PRICE ADJUSTMENT . . . . . . . . . . . . . . . . 6

                 2.1     Sale and Transfer of the Assets . . . . . . . . . . . 6
                 2.2     Assets Not Transferred. . . . . . . . . . . . . . . . 8
                 2.3     Assumed and Excluded Liabilities. . . . . . . . . . . 9
                 2.4     Closing . . . . . . . . . . . . . . . . . . . . . . .11
                 2.5     Purchase Price Adjustment . . . . . . . . . . . . . .12
                 2.6     Tax Allocation. . . . . . . . . . . . . . . . . . . .15
                 2.7     Sales and Use Tax . . . . . . . . . . . . . . . . . .15

ARTICLE III CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . . . .16

                 3.1     Buyer's Obligation. . . . . . . . . . . . . . . . . .16
                 3.2     Seller's Obligation . . . . . . . . . . . . . . . . .16

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . .17

                 4.1     Authority; No Conflicts; Governmental
                         Consents. . . . . . . . . . . . . . . . . . . . . . .17
                 4.2     Financial Statements. . . . . . . . . . . . . . . . .18
                 4.3     Taxes . . . . . . . . . . . . . . . . . . . . . . . .19
                 4.4     Assets Other than Real Property
                         Interests . . . . . . . . . . . . . . . . . . . . . .19
                 4.5     Real Property . . . . . . . . . . . . . . . . . . . .20
                 4.6     Intellectual Property . . . . . . . . . . . . . . . .20
                 4.7     Contracts . . . . . . . . . . . . . . . . . . . . . .20
                 4.8     Litigation; Decrees . . . . . . . . . . . . . . . . .21
                 4.9     Employee and Related Matters. . . . . . . . . . . . .21
                 4.10    Environmental Matters . . . . . . . . . . . . . . . .22
                 4.11    Employee and Labor Relations. . . . . . . . . . . . .22
                 4.12    Assets of the Division. . . . . . . . . . . . . . . .23

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . .23

                 5.1     Authority; No Conflicts; Governmental
                         Consents. . . . . . . . . . . . . . . . . . . . . . .23
                 5.2     Actions and Proceedings, etc. . . . . . . . . . . . .24
                 5.3     Availability of Funds . . . . . . . . . . . . . . . .24
                 5.4     Buyer's Acknowledgment. . . . . . . . . . . . . . . .24
                 5.5     Exon-Florio . . . . . . . . . . . . . . . . . . . . .24
                 5.6     No Knowledge of Seller's Breach . . . . . . . . . . .25

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                 5.7     Management Ownership. . . . . . . . . . . . . . . . .25

ARTICLE VI  COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . . .25

                 6.1     Access. . . . . . . . . . . . . . . . . . . . . . . .25
                 6.2     Ordinary Conduct. . . . . . . . . . . . . . . . . . .25
                 6.3     Insurance . . . . . . . . . . . . . . . . . . . . . .26
                 6.4     Environmental Study and Remediation . . . . . . . . .26
                 6.5     Title Commitment. . . . . . . . . . . . . . . . . . .27
                 6.6     Acquisition Proposals . . . . . . . . . . . . . . . .27
                 6.7     Accounts Receivable . . . . . . . . . . . . . . . . .27
                 6.8     Non-Competition . . . . . . . . . . . . . . . . . . .28

ARTICLE VII COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . .29

                 7.1     Confidentiality . . . . . . . . . . . . . . . . . . .29
                 7.2     Accounts Receivable . . . . . . . . . . . . . . . . .29
                 7.3     Waiver of Bulk Sales Law Compliance . . . . . . . . .30
                 7.4     Excluded Assets and Inventory . . . . . . . . . . . .30
                 7.5     Insurance . . . . . . . . . . . . . . . . . . . . . .30
                 7.6     Covenant Not to Compete . . . . . . . . . . . . . . .30
                 7.7     Surety Bond . . . . . . . . . . . . . . . . . . . . .31

ARTICLE VIII     MUTUAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . .32

                 8.1     Permits and Consents. . . . . . . . . . . . . . . . .32
                 8.2     Cooperation . . . . . . . . . . . . . . . . . . . . .33
                 8.3     Reasonable Efforts. . . . . . . . . . . . . . . . . .33
                 8.4     Records . . . . . . . . . . . . . . . . . . . . . . .33
                 8.5     Access to Former Business Records . . . . . . . . . .34
                 8.6     Use of Trademark and Trade Names. . . . . . . . . . .34
                 8.7     Required Modifications or
                         Replacements of Products. . . . . . . . . . . . . . .35
                 8.8     Conduct of Business . . . . . . . . . . . . . . . . .36

ARTICLE IX  EMPLOYEE BENEFIT MATTERS . . . . . . . . . . . . . . . . . . . . .36

                 9.1     Employee Retention. . . . . . . . . . . . . . . . . .36
                 9.2     Employee Benefit Plans. . . . . . . . . . . . . . . .36
                 9.3     Employees Covered by the Collective
                         Bargaining Agreement. . . . . . . . . . . . . . . . .37
                 9.4     Bargaining Benefit Plans. . . . . . . . . . . . . . .37
                 9.5     Vacation and Holiday Pay. . . . . . . . . . . . . . .37
                 9.6     Access to Information . . . . . . . . . . . . . . . .37
                 9.7     Third-Party Beneficiaries . . . . . . . . . . . . . .37

ARTICLE X   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .38

                 10.1    Indemnification by Seller . . . . . . . . . . . . . .38
                 10.2    Indemnification by Buyer. . . . . . . . . . . . . . .38
                 10.3    Indemnification for Environmental
                         Matters.. . . . . . . . . . . . . . . . . . . . . . .39
                 10.4    Losses Net of Insurance, Etc. . . . . . . . . . . . .40

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                 10.5    Termination of Indemnification. . . . . . . . . . . .40
                 10.6    Procedures Relating to Indemnification
                         (Other than for Tax Claims) . . . . . . . . . . . . .41
                 10.7    Procedures Relating to
                         Indemnification of Tax Claims.. . . . . . . . . . . .42
                 10.8    Survival of Representations . . . . . . . . . . . . .43

ARTICLE XI  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .43

                 11.1    Assignment. . . . . . . . . . . . . . . . . . . . . .43
                 11.2    No Third-Party Beneficiaries. . . . . . . . . . . . .44
                 11.3    Termination . . . . . . . . . . . . . . . . . . . . .44
                 11.4    Expenses. . . . . . . . . . . . . . . . . . . . . . .45
                 11.5    Attorneys' Fees . . . . . . . . . . . . . . . . . . .45
                 11.6    Amendments. . . . . . . . . . . . . . . . . . . . . .45
                 11.7    Notices . . . . . . . . . . . . . . . . . . . . . . .45
                 11.8    Interpretation; Exhibits and
                         Schedules . . . . . . . . . . . . . . . . . . . . . .46
                 11.9    Counterparts. . . . . . . . . . . . . . . . . . . . .46
                 11.10   Entire Agreement. . . . . . . . . . . . . . . . . . .46
                 11.11   Fees. . . . . . . . . . . . . . . . . . . . . . . . .47
                 11.12   Severability. . . . . . . . . . . . . . . . . . . . .47
                 11.13   Governing Law . . . . . . . . . . . . . . . . . . . .47

                                       iii

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EXHIBITS
--------
EXHIBIT A   Bill of Sale, Assignment and Assumption Agreement. . . . . . . . A-1
EXHIBIT B   Form of Exclusive Manufacturing Agreement. . . . . . . . . . . . B-1
EXHIBIT C   Form of Sublease . . . . . . . . . . . . . . . . . . . . . . . . C-1
EXHIBIT D   Opinion of Gibson, Dunn & Crutcher . . . . . . . . . . . . . . . D-1
EXHIBIT E   Opinion of General Counsel of Seller . . . . . . . . . . . . . . E-1
EXHIBIT F   Opinion of Foley & Lardner . . . . . . . . . . . . . . . . . . . F-1
EXHIBIT G   Form of License Agreement. . . . . . . . . . . . . . . . . . . . G-1

SCHEDULES
---------
Schedule 1.1    December Balance Sheet
Schedule 2.1(a) Owned Property
Schedule 2.1(b) Leased Property
Schedule 2.1(e) Intellectual Property
Schedule 2.1(j) Certain Excluded Assets
Schedule 2.2(l) Accounts Receivable and Bank Accounts
Schedule 2.6    Purchase Price Allocation
Schedule 4.1(b) Conflicts (Seller)
Schedule 4.3    Taxes
Schedule 4.4    Liens
Schedule 4.5    Division Properties
Schedule 4.6    Intellectual Property
Schedule 4.7    Certain Contracts
Schedule 4.8    Litigation
Schedule 4.9    Seller Plans
Schedule 4.11   Labor Matters
Schedule 5.1(b) Conflicts (Buyer)
Schedule 6.2    Exceptions to Ordinary Course

                            ASSET PURCHASE AGREEMENT

             ASSET PURCHASE AGREEMENT dated as of May 27, 1994, between MAGNETEK, INC., a Delaware corporation ("Seller"), and THE LOUIS ALLIS COMPANY, a Wisconsin corporation ("Buyer").

             Seller desires to sell to Buyer certain assets (other than excluded assets) relating to the Louis Allis division (the "Division") of Seller. Buyer desires to purchase such assets and is willing to assume certain associated obligations and liabilities.

             Accordingly, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

            "Assets" has the meaning set forth in Section 2.1.

            "Assigned Contracts" has the meaning set forth in Section 2.1(f).

            "Assumed Liabilities" has the meaning set forth in Section 2.3.

            "Bill of Sale, Assignment and Assumption Agreement" means a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

            "Brownsville Facility" has the meaning set forth in Section 2.1(b).

            "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in Los Angeles are authorized or required by law to close.

            "Closing Balance Sheet" has the meaning set forth in Section 2.5.

            "Closing Date" means the day on which the Closing occurs pursuant to Section 2.4.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collective Bargaining Agreement" means the Labor Agreement between Seller and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers Local No. 1131 ("Union"), dated June 1, 1991 and all schedules, appendices and letters of understanding (including as the same relate to any "effects bargaining") related thereto.

            "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which Seller or the Division is a party and relating primarily to the Division.

            "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

            "December Balance Sheet" means the unaudited balance sheet of the Division as of December 31, 1993, attached hereto as Schedule 1.1.

            "Division Employee" means any employee of Seller working exclusively for the Division on the Closing Date, including any employee on vacation or illness leave on such date.

            "Employee Benefit Arrangements" means each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, flexible spending account programs and other employee benefit arrangements, plans, contracts, policies or practices providing employee or executive compensation or benefits to Division Employees, other than the Employee Benefit Plans.

            "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Seller or in which Seller participates or participated and which provide benefits to Division Employees,

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including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

            "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable statutes, regulations, rules, ordinances or codes which relate to the protection of human health or the environment from the effects of Hazardous Materials.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

            "Excluded Assets" has the meaning set forth in Section 2.2(b).

            "Excluded Inventory" has the meaning set forth in Section 2.2(c).

            "Excluded Liabilities" has the meaning set forth in Section 2.3.

            "Exclusive Manufacturing Agreement" means the Agreement between Buyer and Seller, substantially in the form of Exhibit B.

            "GAAP" means generally accepted accounting principles in the United States of America.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Hazardous Material" means any substance: (i) which is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law; (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; or (iii) which contains gasoline, diesel fuel or other petroleum hydrocarbons.

            "Knowledge of Buyer" means the actual knowledge of any one or more of: Daniel E. Stetler, Philip Beltran, Jerry

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Borman, Susan Dertz, David Gaylord, Ronald Gray, Michael Gurch or Walter
Marquardt.

            "Knowledge of Seller" means the actual knowledge of any "officer" of Seller as such term is defined in 17 C.F.R. Section 240.16a-1(f), to the extent such officer had, on the date hereof, responsibility for matters that are the subject of such representation and warranty; PROVIDED, HOWEVER, that unless such an officer had (a) actual knowledge to the contrary or (b) direct responsibility at the Division level for the subject matter thereof, such knowledge is based solely upon the representation and warranty in Section 5.6 hereof.

            "Indemnified Person" means, with respect to any Loss, the Person seeking indemnification hereunder.

            "Indemnifying Person" means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.

            "IRS" means the Internal Revenue Service.

            "License Agreement" means the License Agreement between Buyer and Seller in substantially the form of Exhibit G hereto, relating to the use of certain names.

            "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

            "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation). Loss recoverable hereunder is subject to the limitations set forth in Section 10.4.

            "Material Adverse Effect" means a material adverse effect on
(a) the business, operations, property or condition (financial or other) of the Division, taken as a whole or (b) the ability of Seller to consummate the transactions contemplated by this Agreement.

            "Milwaukee Facility" has the meaning set forth in Section 2.1(a).

            "Owned Property" has the meaning set forth in Section 2.1(a).

            "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture,
Governmental Authority or other entity of whatever nature.

            "Phase II Report" has the meaning set forth in Section 4.10.

            "ReCHILL Products" has the meaning set forth on Schedule 2.2(b).

            "Records" has the meaning set forth in Section 2.1(h).

            "Required Modification" means, with respect to any product, a modification, improvement or enhancement which is (a) required by any Requirement of Law or (b) otherwise necessary or advisable in Seller's reasonable judgment to permit Seller to meet any duty or obligation owing by Seller to remedy defects or hazards in such products or to provide any warning with respect to any such defects or hazards. Required Modifications may also include, but shall not be limited to, modifications, improvements or enhancements necessary to meet industry standards, or to implement design improvements, or modifications of or supplements to the product's design, quality, components, safety features, labeling, warnings or instructions. Required Modification shall in no event mean or include any modification, improvement or enhancement required by any written warranty covering the relevant product.

            "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "SEC" means the Securities and Exchange Commission.

            "Seller Plans" means each and all Employee Benefit Plans and Employee Benefit Arrangements sponsored or maintained by Seller under which any Division Employee participates or is entitled to receive benefits.

            "Sublease" means the agreement between Buyer and National Electric Coil, Inc. relating to the Brownsville Facility in substantially the form of Exhibit C.

            "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, transfer, registration, ad valorem, value-added, alternative or add-on minimum, capital, unitary, intangible, franchise, profits, license, withholding, payroll, social security, Medicare, employment, disability, real property, personal, excise, severance, stamp, transfer, occupation, premium, property, windfall profit tax, environmental, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, whether or not disputed, on such Person.

            "Tax Returns" has the meaning set forth in Section 4.3.

            "Transaction Documents" means (i) this Agreement, (ii) the Bill of Sale, Assignment and Assumption Agreement, (iii) the warranty deeds of conveyance of Owned Property, (iv) the Exclusive Manufacturing Agreement,
(v) the Sublease and (vi) the License Agreement.

            "Transactions" means the transactions contemplated by the Transaction Documents.

           1.2      OTHER DEFINITIONAL PROVISIONS.

                    (a) Terms defined in this Agreement in Sections other than Section 1.1 shall have the meanings as so defined when used in this Agreement.

                    (b) As used herein, accounting terms not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

                    (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

                                   ARTICLE II

                       CLOSING; PURCHASE PRICE ADJUSTMENT

           2.1 SALE AND TRANSFER OF THE ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date Seller will sell, convey, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to the following assets (except the Excluded Assets) of Seller, to the extent that they are used primarily in the operations of the Division, as the same shall exist on the Closing Date (collectively, the "Assets"):

                    (a) the real property (including all buildings, improvements and structures located thereon and all rights, privileges, easements and appurtenances thereto) located at 385 and 427 East Stewart Street, Milwaukee, Wisconsin (the "Milwaukee Facility") described on Schedule 2.1(a) (the "Owned Property");

                    (b) an interest, pursuant to the Sublease, in the leasehold interest relating to the facility used by the Division in Brownsville, Texas (the "Brownsville Facility") listed on Schedule 2.1(b) (the "Leased Property");

                    (c) all tangible personal property, including, without limitation, the fixtures, furnishings, furniture, office supplies, vehicles, rolling stock, tools, patterns, machinery, equipment, computer equipment (including software), located upon or affixed to or normally located in, at or upon, even if temporarily removed from, any of the Division Property (collectively, including the fixtures, the "Equipment");

                    (d) all inventory, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies (the "Inventory");

                    (e)     subject to the limited rights retained in
Section 8.6, the trademarks, trade names, patents, service marks, copyrights (whether registered or unregistered) and pending applications for the foregoing listed on Schedule 2.1(e) (the "Intellectual Property");

                    (f) all Contracts (including but not limited to all Contracts listed on Schedule 4.7 and all Contracts entered into by the Division through the Closing Date), provided that any Contract that requires the consent to assignment of a party thereto which consent has not been obtained prior to the Closing Date pursuant to Section 8.1 shall be deemed Assigned Contracts only to the extent therein provided (the "Assigned Contracts");

                    (g) all transferable business licenses and permits used primarily in or relating primarily to the Division or the Assets (the "Permits");

                    (h) all books and records (other than historical accounting, financial and Tax records), plans and specifications, surveys and title policies relating to the Owned Property, sales literature, product information, employment, records and files and all other information and/or data related to or used by Seller primarily in connection with the Assets and the operation of the Division and located at the Milwaukee Facility (the "Records");

                    (i) all insurance proceeds paid or payable by any insurance provider for any Asset that is destroyed or damaged after the date hereof and prior to the Closing Date;

                    (j) all accounts receivable and notes receivable of Seller on the Closing Date arising exclusively out of the activities of the Division, all cash and cash equivalents (except for amounts required to cover payment of outstanding checks) in Division bank accounts on the Closing Date, all prepaid items and deposits paid by Seller exclusively in connection with the Division (to the extent reflected on the Closing Balance Sheet) a list of which, as of April 2, 1994, together with the names of the Division's bank accounts (noting which such accounts may not be transferred to Buyer), is attached hereto as
Schedule 2.1(j); and

                    (k)     all goodwill appurtenant to the foregoing Assets.

           2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything herein to the contrary, the following assets are not included in the Assets and shall be retained by Seller (the "Excluded Assets"):

                    (a) all rights, properties, and assets which have been used or held for use in connection with the Division and which shall have been transferred (including transfers by way of sale) or otherwise disposed of prior to the Closing, provided such transfers and disposals shall have been in the ordinary course of the business of the Division;

                    (b)     all rights of Seller relating to "ReCHILL"
Products, including, without limitation, all rights of Seller under its agreement with The Trane Company, as more fully described on Schedule 2.2(b), and all related Records (including records that would constitute Records under the definition thereof set forth in Section 2.1(h) if such records related to an Asset), provided that, in the event such Records cannot be segregated in a commercially reasonable manner from the Records or Assets or from records or assets of Buyer generated or acquired on or after the Closing Date, Seller shall have access to such Records pursuant to Section 8.5 hereof;

                    (c) the inventory of the Division (wherever located) on the Closing Date of Louis Allis explosion-proof motors and "EVIG" finished good inventories (the "Excluded Inventory");

                    (d) rights to or claims for refunds or rebates of Taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks or other tax benefits or credits of Seller, in each case whether or not attributable to the Division;

                    (e) claims or rights against third parties, including, without limitation, claims or counterclaims arising in respect of the litigation titled WRIGHT-SCHUCART VS. MAGNETEK, ET AL., (including the existing judgment in Seller's favor) other than claims or rights against third parties arising with respect to events or breaches occurring after the Closing

Date under the Assigned Contracts; PROVIDED, HOWEVER, that any rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts solely in respect of Excluded Assets or Excluded Liabilities hereunder shall be Excluded Assets;

                    (f) except as set forth in Section 2.1(i), all insurance policies and rights thereunder, including but not limited to, rights to any cancellation value as of the Closing Date;

                    (g) proprietary or confidential business or technical information, records and policies that relate generally to Seller or any of its Affiliates and are not used primarily in the Division, including, without limitation, organization manuals and strategic plans;

                    (h)     subject to the limited rights granted in
Section 8.6, all "MagneTek" marks, including any and all trademarks or service marks, trade names, slogans or other like property relating to or including the name "MagneTek," the mark MagneTek or any derivative thereof and the MagneTek logo or any derivative thereof, and Seller's proprietary computer programs or other software, including but not limited to Seller's proprietary data bases, accounting and reporting formats, systems and procedures;

                    (i) all Records relating to pending lawsuits to which Seller is a party and which involve the Division;

                    (j) the "back-up" annuity policy of Seller purchased from Metropolitan Life Insurance Company for the benefit of certain retirees who previously were employed in the business of the Division;

                    (k) all other assets of Seller, including but not limited to assets used by Seller or its Affiliates in other businesses of Seller or its Affiliates and assets used primarily in connection with Seller's corporate functions (including but not limited to the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books), whether or not used for the benefit of the Division.

           2.3      ASSUMED AND EXCLUDED LIABILITIES.

                    (a) On the Closing Date, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, only the following liabilities and obligations of Seller pertaining to the Assets and the Division (collectively, the "Assumed Liabilities"):

                         (i) all of the accounts payable, accrued pay, other accrued expenses and any other items shown as "current liabilities" on the Closing Balance Sheet;

                         (ii) all liabilities and obligations of Seller which pertain to or are to be performed during the period following the Closing Date and which arise under any of the Assigned Contracts;

                         (iii) the liabilities expressly assumed by Buyer in Section 2.7 and Article IX of this Agreement, and any other liabilities expressly assumed by Buyer hereunder;

                         (iv) all liabilities and obligations under open purchase orders that were entered into by Seller on behalf of the Division and which provide for the delivery of goods or services (and in either case for payment) subsequent to the Closing Date;

                         (v) all obligations and liabilities in respect of real or personal property Taxes, utilities, gas and other services pertaining to periods after the Closing Date;

                         (vi) all liabilities for (a) warranty claims made after the Closing Date for service, repair, replacement and similar work with respect to products sold or services provided before the Closing Date, unless written notice of such claim has been delivered to Seller within the two-year period following the Closing Date; (b) workers compensation claims made after the Closing Date, regardless of the date of injury; (c) product liability claims made after the Closing Date for injuries, property damage or other Losses arising with respect to products sold or services provided before the Closing Date, unless written notice of such claim has been delivered to Seller within the two-year period following the Closing Date; and
          (d) all litigation, arbitration, civil or governmental proceedings, labor grievances or complaints or similar matters filed after the Closing Date and not referred to on Schedule 4.8 or Schedule 4.11, regardless of the date on which the related claim or Loss arose;

                         (vii) all liabilities and obligations arising from the operation of the Division from and after the Closing Date.

               (b) Notwithstanding Section 2.3(a) above, the Assumed Liabilities shall in no event include the following liabilities (the "Excluded Liabilities"):

                         (i) any liability of Seller arising under or relating to the settlements entered into in 1992 in respect of the lawsuits filed against Seller by the United States Department of Labor and by the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers;

                         (ii) any liability in respect of litigation currently pending against Seller;

                         (iii) any liability, responsibility or obligation with respect to (a) any Seller Plan (including, without limitation, for any retirement benefits due with respect to persons previously employed by the Division and who retired prior to the Closing Date), except as provided in Article IX, and excluding any Assigned Contract and (b) any payments required to be made by virtue of retention bonus plans or agreements of Seller disclosed on Schedule 4.7 as "Stay and Pay Agreements";

                         (iv) any liability for (a) warranty claims made after the Closing Date for service, repair, replacement and similar work required under Seller's written warranties with respect to products sold or services provided prior to the Closing, the expenses of which, at shop level cost (direct materials plus labor and variable overhead), in the aggregate exceed the warranty reserve on the Closing Balance Sheet, (b) claims under health insurance plans of Seller for covered Division Employees with respect to services rendered prior to the Closing Date or (c) any product liability claims for injuries, property damage or other Losses, arising with respect to products sold or services provided prior to the Closing Date, but only if written notice of such claims described in clause (a), (b) or (c) shall have been delivered to Seller within the two-year period following the Closing Date;

                         (v) any liability for Taxes attributable to the ownership or operation of the Division for any period ending on or prior to the Closing Date, excluding the Taxes covered by
          Section 2.7; and

                         (vi) any liability arising under a Contractual Obligation of Seller which is required to be, but is not, disclosed on Schedule 4.7.

           2.4 CLOSING. The closing (the "Closing") of the purchase and sale of the Assets shall be held at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 9:00 a.m. on May 27, 1994, or if the conditions to Closing set forth in Article III shall not have been satisfied or waived by such date, subject to Section 11.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver to Seller by wire transfer (to a bank account designated at least two business days prior to the Closing Date in writing by Seller) immediately available funds in an amount equal to the sum of $8,300,000 (eight million three hundred thousand dollars, hereinafter, the "Purchase Price"), plus or minus an estimate, if the parties mutually agree prior to the Closing Date with respect thereto, of any adjustment to the Purchase Price under
Section 2.5 (the Purchase Price plus or minus such estimate of any adjustment under Section 2.5 being hereinafter called the "Closing Date Amount"), and such other documents as are required by this Agreement.

               At the Closing, Seller shall deliver or cause to be delivered to Buyer (a) the Bill of Sale, Assignment and Assumption Agreement, (b) warranty deeds in recordable form for the Owned Property, (c) the documents and agreements referred to in Section 3.1(d) hereof and (d) such other instruments of transfer and documents required by this Agreement or as Buyer may reasonably request, and Buyer shall deliver to Seller (a) the Bill of Sale, Assignment and Assumption Agreement, (b) the documents and agreements referred to in Sections 2.7 and 3.2 hereof, (c) insurance certificates evidencing compliance with Section 7.5 hereof and (d) such other instruments of assumption and documents required by this Agreement or as Seller may reasonably request. In addition, Seller shall deliver to Buyer at the Closing a certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code, and any corresponding affidavit or certificate required for state tax purposes.

           2.5      PURCHASE PRICE ADJUSTMENT.

                    (a) Within 60 days after the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of the Division as of the close of business on the Closing Date comprising the Assets and the outstanding Assumed Liabilities (the "Closing Balance Sheet"). For purposes of preparing the Closing Balance Sheet, Buyer shall make Division Employees available to Seller (without charge) and such employees shall, for the purpose of assisting Seller in preparing the Closing Balance Sheet, be instructed by Buyer to act at Seller's direction.

                    During the 30 days immediately following Buyer's receipt of the Closing Balance Sheet, Buyer shall be entitled to review the Closing Balance Sheet and Seller's working papers relating to the Closing Balance Sheet, and Seller shall provide

Buyer access at all reasonable times to its personnel, properties, books and records to the extent relevant and not comprising Assets. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth day following delivery thereof unless Buyer gives written notice to Seller of its disagreement with the method of presentation of the Closing Balance Sheet (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Seller with respect to the Closing Balance Sheet, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or
(y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of any Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, Buyer and Seller shall each have access to the other party's working papers prepared in connection with the other party's preparation of a Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Closing Balance Sheet, with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be Arthur Andersen, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The cost of any arbitration (including the fees and expenses of the Accounting
Firm) pursuant to this Section 2.5 shall be borne 50% by Buyer and 50% by Seller.

                    (b) The Purchase Price shall be adjusted (after giving effect to the payment of the Closing Date Amount) such that the Purchase Price is (i) increased, to the extent that (A) current Assets of the Division increase
(B) Assumed Liabilities of the Division decrease or (C) the aggregate net book value of plant and equipment increases, in each case from the amount reflected on the December Balance Sheet, and (ii) decreased, to the extent that
(x) current Assets of the Division decrease, (y) Assumed Liabilities increase or
(z) the aggregate net book value of plant and equipment decreases, in each case from the amount reflected on the December Balance Sheet. The adjustments referred to in the foregoing clauses (i) and (ii) shall be cumulative as to each category. The Purchase Price shall be adjusted upward or downward, dollar for dollar, in respect of any such negative or positive adjustment; PROVIDED, HOWEVER, that no adjustment to the Purchase Price pursuant to this Section 2.5 shall be made unless such adjustment would exceed $50,000, and if the adjustment would exceed $50,000, then the full amount of the adjustment shall be made; provided, however, that the estimated adjustment, if any, included in the Closing Date Amount shall be taken into account in determining whether such threshold is met. Any required adjustment to the Purchase Price pursuant to this Section 2.5 shall be referred to as the "Purchase Price Adjustment."

                    (c) The Closing Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that followed in the preparation of the December Balance Sheet, subject to the following:

                         (i)        inventory shall be reduced by
          book value on the Closing Date of the Excluded Inventory, but only to the extent that such inventory is in merchantable condition on the Closing Date, and is maintained in accordance with Section 7.4 hereof;

                         (ii)       the Closing Balance Sheet shall
          not reflect any provision for Taxes (whether as an asset or a liability);

                         (iii)      intercompany accounts receivable
          and intercompany liabilities shall not be eliminated;

                         (iv)       all Excluded Assets (and related
          depreciation and reserves) shall be eliminated; and

                         (v)        all Excluded Liabilities (and
          related reserves) shall be eliminated.

                    (d) Buyer agrees, with respect to Purchase Price Adjustments, that following the Closing, Buyer will not take any actions with respect to the accounting books, records, policies and procedures of the Division on which the Closing Balance Sheet is to be based that are not consistent with GAAP applied in the manner consistent with the past practices of the Division.

                    (e) Within thirty (30) days after the receipt by Buyer of the Closing Balance Sheet in accordance with Section 2.5(a) hereof, Buyer shall remit to Seller or Seller shall remit to Buyer, as the case may be, in immediately available funds, any undisputed amount as to which there is required to be a Purchase Price Adjustment. With respect to any items that are the subject of a Notice of Disagreement, payment shall be made in immediately available funds within three
(3) Business Days after the resolution thereof pursuant to Section 2.5(a). Each payment pursuant to this Section 2.5 shall be made with interest on the amount of the payment at an annual rate equal to the reference rate quoted by the San Francisco branch of Bank of America on the Closing Date for the period from the Closing Date to the date of payment, computed on the basis of a 360-day year and actual days elapsed.

                    (f) Gas, utility, real estate Taxes and similar obligations that are being assumed by Buyer shall be prorated between the parties based upon the days elapsed in the applicable payment period and reflected in Purchase Price Adjustments.

            2.6 TAX ALLOCATION. Buyer and Seller shall allocate the Purchase Price plus the Assumed Liabilities (to the extent identifiable or reasonably estimable as of the date hereof) to broad categories constituting components of the Assets in accordance with Schedule 2.6 (as the same may be updated as of the Closing to reflect changes in the Assets or Assumed Liabilities occurring after the date thereof and prior to the Closing Date). Buyer and Seller shall report the purchase and sale of the Assets in accordance with the agreed-upon allocation among such broad categories for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder). Within ten days from the filing thereof, Buyer and Seller shall provide each other with IRS Forms 8594 (and any state or local equivalent form) reflecting such allocation which shall be filed with the IRS and any applicable Governmental Authority.

            2.7 SALES AND USE TAX. Buyer and Seller shall share equally and shall cooperate in preparing, executing and filing use and sales Tax returns relating to, and shall share equally and pay when due, any and all sales, real estate, transfer, use or similar Tax due with regard to, the purchase and sale of the Assets. The Closing Date Amount shall, to the extent reasonably feasible, reflect the parties' estimates with regard to such Taxes. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by Section 2.6. Buyer shall also furnish Seller with a form of resale certificate that complies with the requirements of Wisconsin, Texas and other applicable state taxation laws. Buyer and Seller shall cooperate and use reasonable efforts to minimize the Tax liabilities referred to in this Section 2.7.

                                   ARTICLE III

                              CONDITIONS TO CLOSING

            3.1 BUYER'S OBLIGATION. The obligations of Buyer to purchase and pay for the Assets are subject to the satisfaction (or waiver by Buyer in writing) as of the Closing of the following conditions:

                    (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing, as though made on and as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

                    (b) Buyer shall have received an opinion dated the Closing Date of Gibson, Dunn & Crutcher, counsel to Seller, as to the matters set forth in Exhibit D, an opinion dated the Closing Date of Samuel A. Miley, Esq., General Counsel of Seller, as to the matters set forth in Exhibit E, and an opinion dated the Closing Date of Richards, Layton & Finger, special Delaware counsel to Seller, which opinions shall be reasonably satisfactory in form to Buyer.

                    (c) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit any of the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any person seeks such a remedy (if in the written opinion of counsel to Buyer there exists a reasonable risk of a material adverse result in such pending action or proceeding).

                    (d) Seller shall have executed and delivered the Exclusive Manufacturing Agreement, the Sublease and the License Agreement.

            3.2 SELLER'S OBLIGATION. The obligations of Seller to sell and deliver the Assets to Buyer are subject to the satisfaction (or waiver by Seller in writing) as of the Closing of the following conditions:

                    (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

                    (b) Seller shall have received an opinion dated the Closing Date of Foley & Lardner, counsel to Buyer, as to the matters set forth in Exhibit F, which opinion shall be reasonably satisfactory in form to Seller.

                    (c) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any person seeks such a remedy (if in the written opinion of counsel to Seller there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

                    (d) Buyer shall have executed and delivered the Exclusive Manufacturing Agreement, the Sublease and the License Agreement.

                    (e) Continental Bank Letter of Credit No. C7242246 in the amount of $847,500 issued to Seller in respect of the Division shall have been returned to Seller and replaced (or the obligation to maintain such letter of credit extinguished) by Buyer.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer as follows:

            4.1     AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

                    (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (b) The execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the Certificate of Incorporation or By-Laws of Seller, (ii) subject to the matters disclosed in Schedule 4.1(b), any Contractual Obligation of Seller or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(C) below, Requirement of Law applicable to Seller or its property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions contemplated hereby, other than (A) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act,
(B) compliance with and filings and notifications under applicable Environmental Laws, (C) those that may be required solely by reason of Buyer's participation in the transactions contemplated hereby, and (D) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect.

            4.2 FINANCIAL STATEMENTS. To the Knowledge of Seller, the December Balance Sheet was prepared in accordance with GAAP consistently applied, and fairly presents the financial condition of the Division as of December 31, 1993 except: (a) as set forth therein, (b) for the absence of footnotes and (c) for normal recurring adjustments.

            4.3  TAXES.

                    (a) Except as disclosed on Schedule 4.3, Seller, and any affiliated group within the meaning of Section 1504 of the Code, of which Seller is or has been a member (the "Affiliated Group," but only for the taxable period during which Seller has been a member thereof), have filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Authority (i) all Tax returns, reports and forms (collectively, "Tax Returns") required to be filed by the Code or by applicable laws, (ii) all Taxes shown on such Tax Returns have been timely paid in full by the due date thereof, (iii) no Tax Liens or assessments have been filed by any Tax authority against any property or assets of the Division, and (iv) to the Knowledge of Seller, no claims are being asserted in writing with respect to any Taxes relating to the Division.

                    (b) Except as set forth in Schedule 4.3, (i) no property of the Division is "tax exempt use property" within the meaning of
Section 168(h) of the Code, and (ii) the Assigned Contracts do not include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

                    (c) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

            4.4 ASSETS OTHER THAN REAL PROPERTY INTERESTS. Seller has good and valid title to all Assets reflected on the December Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of such December Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except (a) such as are disclosed on Schedule 4.4 and (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, Liens for Taxes and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty, and other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate (the Liens described in the preceding clause (b) are hereinafter referred to collectively as "Permitted Liens").

            This Section 4.4 does not relate to real property or interests in real property, such items being the subject of Section 4.5.

            4.5 REAL PROPERTY. Schedule 4.5 sets forth a complete list of all Owned Properties and a complete list of all Leased Properties and, as to Leased Property, identifies any leases relating thereto (an Owned Property or Leased Property being sometimes referred to herein individually as a "Division Property" and collectively as "Division Properties"). Seller has good, marketable and insurable fee title to all Owned Property, free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (i) Permitted Liens, (ii) easements, covenants, rights-of-way and other similar restrictions of record, and (iii) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which Seller has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (A),
(B) and (C) above, individually or in the aggregate, materially impair the continued use and operation of the property to which they relate.

            4.6 INTELLECTUAL PROPERTY. Schedule 4.6 sets forth a list of all Intellectual Property (excluding any such Intellectual Property that is included in Excluded Assets). With respect to registered trademarks,
Schedule 4.6 contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 4.6, Seller owns or has the right to use, without payment to any other party, the Intellectual Property listed on such
Schedule 4.6. Except as set forth on Schedule 4.8, no claims are pending or, to the Knowledge of Seller, threatened against Seller by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property listed on Schedule 4.6 or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property.

            4.7 CONTRACTS. Schedule 4.7 sets forth a list of each of the following types of Contracts:

                    (a) any employment or severance agreement that has an aggregate future liability in excess of $100,000 and is not terminable by notice of not more than 60 days for a cost of less than $50,000 (including any contracts or agreements with Division Employees that relate to the transactions contemplated by this Agreement);

                    (b) any employee collective bargaining agreement or other contract with any labor union covering Division Employees;

                    (c) to the Knowledge of Seller, any Contract other than in the ordinary course of business pursuant to which the aggregate of payments to become due from or to Seller is equal to or exceeds $200,000, and which is not terminable by no more than 60 days' notice for a cost of less than $100,000;

                    (d) any lease or similar agreement under which Seller is a lessor or sublessor of, or makes available for use by any third party (including another division of Seller), any Division Property or premises otherwise occupied by the Division.

            Except as disclosed on Schedule 4.7, each Contract listed on
Schedule 4.7 is valid, binding and in full force and effect and is enforceable by Seller in accordance with its terms. Except as disclosed in Schedule 4.7, to the Knowledge of Seller, Seller has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time of the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

            4.8     LITIGATION; DECREES.  To the Knowledge of Seller,
Schedule 4.8 sets forth a list, as of the date of this Agreement, of all pending and threatened lawsuits or claims with respect to which Seller has contacted in writing the defendant or been contacted in writing by the claimant or by counsel for the claimant by or against Seller relating to the Division which
(a) involves a claim by or against Seller of more than $100,000, (b) seeks any injunctive relief or (c) relates to the Transactions. To the Knowledge of Seller, except as disclosed on Schedule 4.8, Seller is not in default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to the Division; except where the default would not have a Material Adverse Effect.

            4.9 EMPLOYEE AND RELATED MATTERS. Schedule 4.9 sets forth each material Employee Benefit Plan. Seller has made available to Buyer true, complete and correct copies of (i) each Seller Plan (or, in the case of any unwritten Seller Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to Seller's Pension Plan and
(iii) the most recent summary plan description for each Seller Plan for which such a summary plan description is required. Except as disclosed on
Schedule 4.7, as provided in Section 9.2 or as provided in the Collective Bargaining Agreement, no Division Employee is entitled to any benefit under any Seller Plan by reason of the Transactions.

            4.10    ENVIRONMENTAL MATTERS.  Except as disclosed in (i) the
Phase I Report regarding the Milwaukee Facility prepared by Dames & Moore (the "Phase I Report"), (ii) the report based on further investigation (the "Phase II Report") or (iii) otherwise in writing by Seller addressed to Buyer, to the Knowledge of Seller, as to the Division and the operation of the Milwaukee Facility and Brownsville Facility:

                    (a) Seller is not in material violation of any applicable Environmental Law nor is Seller under investigation or review by any Governmental Authority with respect to compliance therewith, or with respect to the generation, use, treatment, storage or disposal, or the spillage or other release of any Hazardous Material;

                    (b) there is no Hazardous Material that is likely to pose any material risk to safety, health or the environment, and there has heretofore been no spillage, discharge, release or disposal of any such Hazardous Material on or under the Division Property in an amount and of a nature which could reasonably be expected to result in material liability to the Division; and

                    (c) there are no pending citations, fines, penalties or claims have been asserted against Seller under any Environmental Law which could reasonably be expected to have a Material Adverse Effect and which have not been reflected in the December Balance Sheet.

            4.11    EMPLOYEE AND LABOR RELATIONS.  Except as set forth on
Schedule 4.11:

                    (a) there is no labor strike, dispute, or work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, involving the Division;

                    (b) to the Knowledge of Seller, no union organization campaign is in progress with respect to the employees of the Division, and no question concerning representation exists respecting such employees;

                    (c) there is no unfair labor practice charge or complaint against Seller pending, or, to the Knowledge of Seller, threatened, before the National Labor Relations Board involving the Division;

                    (d) there is no pending, or, to the Knowledge of Seller, threatened, grievance involving an employee of the Division that, if adversely decided, would have a Material Adverse Effect; and

                    (e) no charges with respect to or relating to Seller are pending before the Equal Employment Opportunity commission or any other Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination involving the Division, other than those which, if so determined would not have a Material Adverse Effect.

            4.12 ASSETS OF THE DIVISION. Except for any Assets that may not be transferred to Buyer pursuant to Section 2.2 or Section 8.1, the Assets and the rights conferred by the Transaction Documents comprise all the properties and assets used by Seller primarily in the operation of the business of the Division as conducted on the date hereof. Except as expressly provided herein or in any of the Transaction Documents, Seller makes no representation or warranty concerning the Assets or the Division, including as to the quality, condition, merchantability, salability, obsolescence, working order or fitness for a particular purpose thereof. Except as expressly provided herein, the Assets are sold to Buyer "as is and where is."


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller as follows:

            5.1     AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

                    (a) Buyer is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin. Buyer has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

                    (b) Except as disclosed on Schedule 5.1(b), the execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the

Transaction Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) the Certificate of Incorporation or By-Laws of Buyer, (ii) any Contractual Obligation of Buyer or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(C) below, or Requirement of Law applicable to Buyer or its property or assets. No material consent, approval, license, permit order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of the Transaction Documents or the consummation by Buyer of the Transactions, other than
(A) compliance with and filings under Section 13(a) and 15(d), as the case may be, of the Exchange Act, (B) compliance with and filings and notifications under applicable Environmental Laws and (C) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the transactions contemplated hereby.

            5.2 ACTIONS AND PROCEEDINGS, ETC. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer.

            5.3 AVAILABILITY OF FUNDS. Buyer has currently effective commitments, subject to customary exceptions and conditions, as to the availability to Buyer of all funds required to consummate the Transactions.

            5.4 BUYER'S ACKNOWLEDGMENT. Buyer acknowledges and agrees that, (a) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller either expressed or implied with respect to Seller, the Division or the Transactions, and (b) it shall have a right to indemnification solely as provided in Article X hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by Seller or any of its officers, directors, employees, agents or advisors, or otherwise available to Buyer.

            5.5 EXON-FLORIO. Buyer is not a "foreign person" for purposes of the Exon-Florio Amendment to the Defense Production Act of 1950.

            5.6 NO KNOWLEDGE OF SELLER'S BREACH. To the Knowledge of Buyer, the representations and warranties of Seller herein (and the Schedules pertaining thereto) are true and accurate in all material respects and, to the Knowledge of Buyer, Seller is not in breach of any of its representations or warranties or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder.

            5.7 MANAGEMENT OWNERSHIP. Buyer is a corporation of which at least 51% of the equity securities are owned (or the voting thereof is controlled) by individuals who are officers or key employees of the Buyer.

                                   ARTICLE VI

                              COVENANTS OF SELLER.

            Seller covenants and agrees as follows:

            6.1 ACCESS. Subject to the provisions of Section 7.1 hereof, prior to the Closing, Seller will give Buyer and its representatives, employees, counsel and accountants, together with representatives of Persons providing financing to Buyer for the Transactions, with reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Division for purposes of investigating its assets, operations, prospects, obligations and liabilities; provided, however, that such access does not unreasonably disrupt the normal operations of the Division. Additionally, subject to the provisions of Section 7.1 hereof and to prior notification, and the consent (which will not be unreasonably withheld or delayed), of Seller, Buyer and such representatives may contact the principal customers and suppliers of the Division for purposes of the foregoing investigation.

            6.2 ORDINARY CONDUCT. Except as contemplated by this Agreement or as set forth in Schedule 6.2, from the date hereof to the Closing, Seller will cause the business of the Division to be conducted in the ordinary course in substantially the same manner as presently conducted and will make all reasonable efforts consistent with past practices to preserve relationships with customers, suppliers and others with whom the Division deals. Except as contemplated by this Agreement, Seller will not do any of the following with respect to the Division without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed:

                    (a) adopt or amend in any material respect any Seller Plan or collective bargaining agreement, except as required by law or insofar as a collective bargaining agreement is then subject to negotiation in advance of its expiration in the ordinary course;

                    (b) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets (other than Excluded Assets), except in the ordinary course of business consistent with past practice;

                    (c) enter into any lease of real property, except any renewals of existing leases; or

                    (d) agree, whether in writing or otherwise, to do any of the foregoing.

            6.3 INSURANCE. Seller shall keep, or cause to be kept, all insurance policies presently maintained relating to the Division and its properties, or replacements therefor, in full force and effect through the close of business on the Closing Date. Buyer will not have any rights under any such insurance policies from and after the Closing Date.

            6.4     ENVIRONMENTAL STUDY AND REMEDIATION.

                    (a) Seller agrees to retain Dames & Moore, or another reputable environmental consulting firm selected by Seller, to perform a Phase II environmental study of the Milwaukee Facility, and to obtain the Phase II Report from such consulting firm as promptly as possible (without incurring any additional charge over such firm's customary fees). The Phase II Report shall indicate that Buyer may rely upon such Phase II Report. Seller further agrees, at its own expense, to conduct any remediation suggested by the Report to the extent required, in Seller's reasonable judgment, to cause the Milwaukee Facility to conform to currently applicable standards applied by Governmental Authorities. If Seller so determines that remediation is required and the same is not completed by Seller prior to the Closing, Seller shall complete such remediation as promptly as is reasonably feasible thereafter, and in a manner that will minimize, consistent with reasonable commercial practices, the disruption of the business of the Division. Buyer will cooperate with Seller and will provide access to the Milwaukee Facility in order to permit Seller to perform its obligations hereunder.

                    (b) In the event that as a result of the Phase II investigation referred to above there is determined to be Hazardous Material contamination at the Milwaukee Facility, Seller shall perform or cause to be performed any further remedial investigation, clean-up, removal or other remedial action necessary, in Seller's reasonable judgment, to cause the Milwaukee Facility to conform to currently applicable standards applied by Governmental Authorities ("Remedial Work"); PROVIDED,

HOWEVER, that if such contamination is discovered prior to the Closing Date, Seller shall have the right to terminate this Agreement prior to the Closing Date in the event Seller reasonably determines that Remedial Work will cost in excess of $500,000 in addition to amounts expended in connection with its Phase I and II investigations; PROVIDED, HOWEVER, that in the event Seller so terminates this Agreement, Seller shall reimburse Buyer (within 60 days of Buyer's submission of itemized invoices in reasonable detail) for its out-of-pocket expenses incurred to date in connection with the Transactions, but in no event to exceed $100,000. In the event Seller does not so elect to terminate this Agreement, Seller shall proceed to perform the Remedial Work in the manner described in the penultimate sentence of Section 6.4(a) above, and Buyer shall comply with the final sentence thereof.

            6.5 TITLE COMMITMENT. Seller has furnished to Buyer a standard form commitment for an owner's policy of title insurance (the "Title Commitment") issued by Lawyers Title Insurance Corporation dated March 26, 1994 in the amount of $3,000,000. Buyer shall reimburse Seller for one-half of the expense of the Title Commitment.

            6.6 ACQUISITION PROPOSALS. Neither Seller nor any Person authorized by Seller shall solicit, initiate or encourage any acquisition proposal or engage in any discussion with respect thereto or provide information to any other person, concerning a possible sale of the Assets or the business of the Division.

            6.7 ACCOUNTS RECEIVABLE. Seller agrees promptly to forward to Buyer any and all proceeds from accounts receivable of the Division that are received by Seller after the Closing Date. If, after the Closing Date, Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to Seller, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment
(a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire undisputed Seller Accounts Receivable and undisputed Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Seller, the Company or the Subsidiaries, as applicable.

            6.8     NON-COMPETITION.

                    (a) Subject to the terms, conditions and exceptions of this Section 6.8, Seller hereby covenants and agrees that neither it nor any Affiliate controlled by it (a "Seller Affiliate"), for a period of five (5) years from and after the Closing Date, will engage, directly or indirectly, whether as principal, consultant, investor or otherwise, in the design, development, fabrication, test or delivery of (i) 500-frame and larger motors,
(ii) mine motors, (iii) Navy service motors, (iv) secondary propulsion motors,
(v) synchronous motors and (vi) synchronous condensers in excess of 1,500 KVAR. Notwithstanding anything to the contrary in this Section 6.8, the acquisition by Seller of (a) any Person, less than 10% of the gross revenues of which are derived from a business involving the production of any of the foregoing products (a "Competitive Business"); PROVIDED that the foregoing business is not thereafter expanded such that its revenues exceed 20% of the gross revenues of such Person or (b) no more than 5% of any class of securities of a Person, if such securities are traded in any public market (within or outside the United States) or 15% of any class of privately held securities of a Person, in either case if such Person derives 10% or more of its gross revenues from a Competitive Business, shall not constitute a breach of this Section 6.8.

                    (b) Notwithstanding the provisions of Section 6.8(a), nothing herein shall prohibit Seller or any Seller Affiliate from (i) selling, marketing or servicing the products described in Section 6.8(a) or
(ii) designing, developing, fabricating, testing, delivering, selling, marketing or servicing any ReCHILL Products. In addition, nothing herein shall prohibit Seller or any Seller Affiliate from servicing any product it owns and uses or from selling spare parts for products that it is permitted to sell hereunder.

                    (c) The prohibition in Section 6.8(a) shall apply to all counties in the State of California and all similar political subdivisions or regions in all states of the United States and all other geographical areas worldwide. Seller agrees that, in connection with the purchase by Buyer of the Assets and the Division, the time and geographic restrictions set forth above are reasonable. Seller agrees that the remedy at law for any breach by it of this Section 6.8(c) will be inadequate and that Buyer shall be entitled to injunctive relief. The parties intend that the unenforceability or invalidity of any term or provision of this Section 6.8(c) shall not render any other term or provision contained herein unenforceable or invalid. If the activities described in Section 6.8(a) or the period of time or the geographical area covered by this Section 6.8 should be deemed too extensive, then the parties intend that this Section 6.8 be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

                                   ARTICLE VII

                               COVENANTS OF BUYER

            Buyer covenants and agrees as follows:

            7.1 CONFIDENTIALITY. Buyer acknowledges that the information being provided to it by Seller is subject to certain provisions regarding confidentiality set forth in a letter of intent between Buyer and Seller dated February 7, 1994 (the "Letter of Intent"), which provisions are incorporated herein by reference. Effective upon, and only upon, the Closing, such provisions will terminate; PROVIDED, HOWEVER, that Buyer acknowledges that such provisions will terminate only with respect to information relating solely to the Division; and PROVIDED, FURTHER, HOWEVER, that Buyer acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller shall remain subject to the confidentiality provisions of the Letter of Intent after the Closing Date.

            7.2 ACCOUNTS RECEIVABLE. Buyer agrees to promptly forward or cause to be forwarded to Seller any and all proceeds from accounts receivable of Seller that are received by Buyer or the Division after the Closing Date. If, after the Closing Date, Buyer or the Company receives any payment from any person who at the time of such payment has outstanding accounts payable to Seller, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyers Accounts Receivable or
(b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire undisputed Seller Accounts Receivable and undisputed Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Seller or Buyer, as applicable.

            7.3 WAIVER OF BULK SALES LAW COMPLIANCE. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar

Requirements of Law applicable to bulk sales and transfers, to the extent applicable to the Transactions.

            7.4 EXCLUDED ASSETS AND INVENTORY. If, after the Closing Date, Excluded Assets shall remain on the premises utilized or controlled by Buyer, then (subject to the following sentence) Buyer shall take reasonable steps at the expense of Seller to deliver such Excluded Assets to Seller, and so long as such assets remain in Buyer's control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties; PROVIDED, HOWEVER, that Buyer shall not be deemed to have any duty to obtain insurance for such Excluded Assets (unless so required by the Exclusive Manufacturing Agreement) to the extent they are not automatically covered by Buyer's insurance policies. Notwithstanding the foregoing, the Excluded Inventory shall remain at the Milwaukee Facility in an appropriate location, at no charge to Buyer, until the earlier of (i) its sale by Seller and
(ii) the first anniversary of the Closing Date, and shall be afforded the degree of care referred to in the preceding sentence. At the end of such time, either Seller shall remove such inventory (at Seller's expense) or Buyer may charge a reasonable warehousing fee to Seller for its continued storage.

            7.5 INSURANCE. Buyer shall secure insurance with respect to the Division from the Closing Date covering general liability and products liability in amounts customary for the industry in which the Division operates.

            7.6     COVENANT NOT TO COMPETE.

                    (a) Subject to the terms, conditions and exceptions of this Section 7.6, Buyer hereby covenants and agrees that neither it nor any Affiliate controlled by it (a "Buyer Affiliate"), for a period of five (5) years from and after the Closing Date, will engage, directly or indirectly, whether as principal, consultant, investor or otherwise, in the design, development, fabrication, testing, delivery, sale, marketing or servicing of ReCHILL Products.

                    (b) Notwithstanding the provisions of Section 7.6(a), nothing herein shall prohibit Buyer from engaging in the activities contemplated by the Exclusive Manufacturing Agreement. In addition, nothing herein shall prohibit Buyer or any Buyer Affiliate from servicing any product it owns and uses.

                    (c) The prohibition in Section 7.6(a) shall apply to all counties in the State of California and all similar political subdivisions or regions in all states of the United States and all other geographical areas worldwide. Buyer agrees that, in connection with the purchase by Buyer of the Assets and the Division, the time and geographic restrictions set forth above are reasonable. Nothing contained in this section shall be construed to prohibit Buyer or any Buyer Affiliate from investing in debt or equity securities of any company engaged in any activity described in Section 7.6(a), the capital stock of which company is listed on a national securities exchange or traded in the over-the-counter markets, provided that the aggregate stock holdings of Buyer and such Buyer Affiliates are less than ten percent (10%) of the outstanding capital stock of such company. Buyer agrees that the remedy at law for any breach by it of this Section 7.6 will be inadequate and that Buyer shall be entitled to injunctive relief. The parties intend that the unenforceability or invalidity of any term or provision of this Section 7.6 shall not render any other term or provision contained herein unenforceable or invalid. If the activities described in Section 7.6(a) or the period of time or the geographical area covered by this Section 7.6 should be deemed too extensive, then the parties intend that this Section 7.6 be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

            7.7     SURETY BOND.  Buyer agrees that:

                    (a) On or before the 30th day following the Closing Date, Buyer shall effect the release or cancellation of the existing Seller surety bond in the amount of $1,350,000 for the benefit of Divane Brothers Electric Company, and Seller shall have no further liability under such bond; and

                    (b) On or before the 30th day following the Closing Date, Buyer shall effect the release or cancellation of the existing Seller surety bond in the amount of $847,500 for the benefit of EBARA Corporation, and Seller shall have no further liability under such bond. On or before such 30th day following the Closing Date, Buyer shall reimburse Seller for any theretofore unreimbursed portion of the $22,310 purchase price thereof.

                                  ARTICLE VIII

                                MUTUAL COVENANTS

            Seller and Buyer each covenant and agree as follows:

            8.1     PERMITS AND CONSENTS.

                    (a) As promptly as practicable after the date hereof, Buyer and Seller shall make all filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Seller shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. Seller and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Assigned Contracts as may be required. Buyer acknowledges that consents to the Transactions may be required from parties to the Assigned Contracts, that such consents have not been obtained and that Seller will not assign to Buyer at the Closing any Assigned Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date.

                    (b) Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents to the assignment of Contracts that may be required in connection with the Transactions or because of the default, acceleration or termination of any Assigned Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or as a result of any such acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such acceleration or termination. Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; PROVIDED, HOWEVER, that such cooperation shall not include any requirement that Seller commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The Purchase Price shall not be subject to adjustment by reason of any such consents that are not obtained.

                    (c) With respect to each such Assigned Contract not assigned on the Closing Date, after the Closing Date Seller shall continue to deal with the other contracting party(ies) to such Assigned Contract as the prime contracting party, and Buyer and Seller shall continue to use reasonable efforts to obtain the consent of all required parties to the assignment of such Assigned Contract. Such Assigned Contract shall be promptly assigned by Seller to Buyer after receipt of such consent after the Closing Date. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Assigned Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such contract; and to the extent such benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Assigned Contract after the Closing Date.

            8.2 COOPERATION. Buyer and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Division to Buyer and/or its designated subsidiaries and to minimize any disruption to the respective businesses of Seller or the Division that might result from the transactions contemplated hereby. Neither party shall be required by this Section 8.2 to take any action that would unreasonably interfere with the conduct of its business.

            8.3 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8.1), each party will use all reasonable efforts to cause the Closing to occur.

            8.4 RECORDS. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all Records (including copies of any material records that would constitute Records under the definition thereof set forth in
Section 2.1(h) if such material records were located at the Milwaukee Facility) included in the Assets, which are in the possession of Seller to the extent not then in the possession of the Division, except any records relating to Excluded Liabilities (including, without limitation, to any Seller Tax liability or to any litigation or claim not assumed by Buyer hereunder). After the Closing, upon reasonable written notice and at Buyer's sole expense, Seller agrees to furnish or cause to be furnished to Buyer and its representatives (including its auditors), access at reasonable times and during normal business hours to such information relating to the Division in Seller's possession as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax Claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Seller.

            8.5     ACCESS TO FORMER BUSINESS RECORDS.

                    (a) For a period of seven (7) years following the Closing, Buyer will retain all Records (including any (i) records that relate to Excluded Assets but would constitute Records if such records related to an Asset and (ii) Records that cannot be segregated in a commercially reasonable manner from the Assets or from records or assets of Buyer generated or acquired on or after the Closing Date). During such period, Buyer will afford authorized representatives of Seller (including its auditors) access to such Records at reasonable times and during normal business hours at the principal business office of the Division, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Seller at Seller's sole cost and expense. During such period, Buyer will, at Seller's expense (limited, however, to Buyer's reasonable out-of-pocket expenditures without regard to any employee cost or other overhead expenses), reasonably cooperate with Seller in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which Seller or any of its Affiliates is subject relating to the business of the Division prior to the Closing. The term "Record" as used in this Section 8.5 shall include any data processing files or other computerized data.

                    (b) Buyer acknowledges that there is currently pending on appeal a judgment in favor of Seller in a matter arising from the Division's activities titled WRIGHT-SCHUCART V. MAGNETEK, ET AL. (the "Litigation"). Buyer acknowledges, without limiting the generality of the foregoing provisions of this Section 8.5, that its obligations of cooperation with Seller, in the event the Litigation is remanded for retrial, may include extensive devotion of time (including travel, at the reasonable expense of Seller) of senior executives of Buyer. Buyer expressly covenants to make such personnel as may be reasonably requested by Seller available in the event of such retrial or of other future proceedings relating to the Litigation.

            8.6     USE OF TRADEMARK AND TRADE NAMES.

                    (a) Notwithstanding anything to the contrary in this Agreement, Buyer may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek," and the stylized "MagneTek" logos (i) in displays, signage and postings for the period after the Closing Date necessary to permit the reasonably prompt removal of such names, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Company's former affiliation with MagneTek (e.g., "formerly a division of MagneTek, Inc.") and (iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted.

                    (b) Notwithstanding anything to the contrary in this Agreement, pursuant and subject to the terms of the License Agreement, until the third anniversary of the Closing Date, Seller may continue to use the name "Louis Allis" and related trademarks and tradenames incorporating "Louis Allis," and any stylized "Louis Allis" logos to the extent permitted in the License Agreement.

            8.7 REQUIRED MODIFICATIONS OR REPLACEMENTS OF PRODUCTS. The following provisions of this Section 8.7 shall govern the responsibilities of Buyer and Seller regarding Required Modifications:

                    (a) Buyer shall advise Seller promptly after becoming aware of any Required Modifications to the products shipped by the Division on or prior to the Closing Date to the extent Seller would be required to indemnify Buyer for any claims in respect of such products.

                    (b) Whether or not Buyer gives the foregoing notice, Buyer shall make any Required Modifications to products shipped by the Division on or prior to the Closing Date which are necessary or advisable, in the reasonable discretion of Seller. If the cost to Seller under Section 8.7(c) of implementing any such Required Modification exceeds the cost to Seller of replacing such products, Buyer shall replace such products. The obligation of Buyer hereunder shall include, but not be limited to, such actions as Seller may reasonably request for (i) the notification of customer and other third parties in possession of the applicable products, (ii) the shipping of such products, if necessary, to and from Buyer's facilities for modification, improvement, enhancement or replacement, (iii) production of replacement products, parts or supplies necessary for the implementation of the product modification, enhancement, improvement or placement, (iv) the installation, modification or replacement of the product by personnel of Buyer, either at the customer's location or at Buyer's facilities, as appropriate, and (v) recordkeeping and reports with respect to such product modifications, enhancements, improvements or replacements to the extent required by law or reasonably requested by Seller.

                    (c) Seller shall reimburse Buyer for direct manufacturing, installation, labor and materials costs incurred by Buyer in installing or implementing any Required Modification under Section 8.7(b) or in producing any replacement products, parts or supplies under Section 8.7(b), together with all reasonable out-of-pocket shipping, postage and printing costs incurred by Buyer in connection therewith.

            8.8 CONDUCT OF BUSINESS. Effective on the Closing Date, Seller shall cease conducting business at the Milwaukee Facility and shall execute any forms reasonably required to evidence such cessation to the Taxing authorities of the State of Wisconsin.

                                   ARTICLE IX

                            EMPLOYEE BENEFIT MATTERS

            9.1 EMPLOYEE RETENTION. Buyer shall offer employment to commence as of the Closing Date to all Division Employees, at the same salaries and wages (including bonus and incentive programs) and on substantially the same terms and conditions as those in effect immediately prior to the Closing Date except (i) as to post-retirement health benefits and (ii) the compensation payable to sales personnel. Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any Division Employee within the sixty (60) days following the Closing Date, and Buyer assumes all obligations and liabilities, if any, under the Worker Adjustment and Retraining Notification Act (the "WARN Act") arising out of the Transactions. Buyer also agrees to comply with the terms of the WARN Act following the Closing Date.

            9.2     EMPLOYEE BENEFIT PLANS.  Effective as of the Closing Date,
(a) Division Employees shall cease accruing any benefits under any Seller Plan, and Seller shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation and (b) Buyer shall establish employee benefit plans for its employees not covered by the Collective Bargaining Agreement providing benefits which in the aggregate are substantially the same as the benefits provided to such Division Employees under Seller Plans for such employees (the "Buyer's Benefit Plans"). All Division Employees will be fully vested in their accrued benefits under Seller Plans qualified under Code Section 401(k) and shall be treated as having terminated employment under such Seller Plans for all applicable purposes; PROVIDED, HOWEVER, that nothing herein shall be deemed to give rise to a claim for severance under the Collective Bargaining Agreement. With respect to the Buyer's Benefit Plans, Buyer shall grant all Division Employees from and after the Closing Date credit for all service with Seller and its Affiliates and their respective predecessors prior to the Closing Date for all purposes (other than the accrual of benefits under a defined benefit or contributory pension plan, however, this proviso shall not preclude Buyer from granting such credit) for which such service was recognized by Seller and its Affiliates. With respect to Buyer's Benefit Plans (and any plan established pursuant to Section 9.4) that provide medical or dental benefits after the Closing Date, such plans shall waive any exclusions or limitations with respect to pre-existing conditions and actively-at-work exclusions. Buyer shall also cause its health plan(s) to be responsible for all health benefit claims by Division Employees and their covered dependents for services rendered after the Closing Date. Notwithstanding the foregoing, to the extent services are rendered after the Closing Date, Buyer shall be responsible therefor, except as to Division Employees who have a condition prior to Closing and who are covered pursuant to Seller's health maintenance organization contract, which expires June 1, 1994, to the extent coverage is provided under such health maintenance organization contract.

            9.3 EMPLOYEES COVERED BY THE COLLECTIVE BARGAINING AGREEMENT. Prior to, but effective as of, the Closing Date Buyer shall have entered into a new collective bargaining agreement ("New CBA") covering the Division Employees who are presently covered by the Collective Bargaining Agreement ("Bargaining Employees") and, except for the matters set forth on Schedule 4.11, shall expressly assume any and all of Seller's obligations and liabilities under the Collective Bargaining Agreement arising on or after the Closing Date, except any claims thereunder (without conceding any merit thereof) with respect to severance pay or plant closing which are based upon the Transactions.

            9.4 BARGAINING BENEFIT PLANS. Effective as of the Closing Date, Buyer shall establish for the benefit of the Bargaining Employees such employee benefit plans as are required by the New CBA.

            9.5 VACATION AND HOLIDAY PAY. As of the Closing Date, Buyer shall assume all of Seller's obligations for vacation and holiday pay to all Division Employees.

            9.6 ACCESS TO INFORMATION. Commencing with the date hereof and continuing to the Closing Date and thereafter, Seller shall make reasonably available to Buyer such actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any Seller Plan as it relates to a Division Employee, including, but not limited to, compensation and employment histories.

            9.7 THIRD-PARTY BENEFICIARIES. No provision of this Article IX shall create any third-party beneficiary rights in any employee or former employer of the Division (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date.

                                    ARTICLE X

                                 INDEMNIFICATION

            10.1 INDEMNIFICATION BY SELLER. Subject to the terms and conditions of this Article X, Seller shall indemnify Buyer and each of its officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person (other than any relating to environmental matters, for which indemnification provisions are set forth in
Section 10.3) to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of Seller contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto, (b) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date or (c) if the Closing occurs, the existence of, or the failure of Seller to pay, perform and discharge when due, any of the Excluded Liabilities (including, without limitation, any Losses as a result of the failure of Seller to comply with any Bulk Sales Laws referred to in Section 7.3); PROVIDED, HOWEVER, that Seller shall not have any liability under this Section 10.1 unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis with Losses for which Buyer is indemnified under
Section 10.3, an amount equal to $50,000 (and then only to the extent of any such excess); and PROVIDED FURTHER, HOWEVER, that Seller's aggregate liability under this Section 10.1 and Section 10.3 shall in no event exceed $5,000,000. Notwithstanding the foregoing, (i) Seller shall have no obligation to indemnify Buyer for Losses, whether or not they result from the breach of a representation or warranty of Seller, if Buyer's representation and warranty in Section 5.6 has been breached as to the same matter, and the Losses sustained by Buyer in such matter shall not be cumulatively counted towards the $50,000 threshold, (ii) the covenant of Seller to perform remediation pursuant to Section 6.4 shall not be subject to any minimum or maximum liability in the event of indemnification of Buyer for Seller's breach thereof and (iii) Seller shall have no obligation to indemnify Buyer with respect to any Loss, including but not limited to, any breach of the representations set forth in Section 4.5, which is within the scope of the Title Commitment, and Buyer agrees that its sole recourse with respect to such matters shall be against the issuer of the Title Commitment.

            10.2 INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article X, Buyer shall indemnify Seller and each of its officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person (other than any relating to environmental matters, for which indemnification provisions are set forth in Section 10.3) to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith, (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date, (c) if the Closing occurs, the existence of, or the failure of Buyer to pay, perform and discharge when due, any of the Assumed Liabilities and (d) if the Closing occurs, the ongoing operations of Buyer and the Assets after the Closing Date; PROVIDED, HOWEVER, that Buyer shall not have any liability under this
Section 10.2 unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis with Losses for which Seller is indemnified under Section 10.3, an amount equal to $50,000 (and then only to the extent of such excess); and PROVIDED FURTHER, HOWEVER, that Buyer's aggregate liability under clauses (a) and (b) of this Section 10.2 shall in no event exceed $5,000,000.

            10.3 INDEMNIFICATION FOR ENVIRONMENTAL MATTERS. Subject to the terms and conditions of this Article X, Seller shall indemnify and hold Buyer harmless from and against all Losses resulting from claims or demands by any Governmental Agency or any third party which is unrelated to Buyer or its Affiliates arising under any Environmental Law to the extent such Losses (a) are attributable to Seller's use and/or occupancy of any premises owned or used by Seller prior to the Closing Date (a "Seller Facility") or to Hazardous Materials transported offsite from a Seller Facility for treatment, storage or disposal prior to the Closing, (b) are not attributable to acts or omissions (whether before or after the Closing) that are within the Knowledge of Buyer and
(c) exceed, on a cumulative basis with Losses for which Buyer is indemnified under Section 10.1, an amount equal to $50,000; but only to the extent of such excess and PROVIDED, FURTHER, that Seller's aggregate liability under this
Section 10.3 and Section 10.1 shall in no event exceed $5,000,000. Seller's indemnification liability hereunder (and its remediation obligation under Section 6.4) shall in no event be construed to extend to or include any remediation or other liability arising as a result of the presence of asbestos in or upon any of the improvements located on the Division Property at any time. Seller's obligation to indemnify Buyer under this Section 10.3 (but not the covenant of Seller to perform remediation pursuant to Section 6.4, which is governed by Section 10.1 hereof) shall expire on the second anniversary of the Closing Date, and Buyer hereby expressly releases Seller from and after such second anniversary from any liability in respect of the matters covered by such indemnification, whether arising by statute or common law, or otherwise. Seller shall have no obligation to indemnify Buyer with respect to conditions that existed prior to Seller's use or occupancy of any Seller Facility. Buyer shall indemnify and hold Seller harmless from and against all Losses resulting from claims or demands by any Governmental Agency or private party arising under any Environmental Law to the extent such Losses are attributable to Buyer's use and/or occupancy of any Seller Facility.

            10.4    LOSSES NET OF INSURANCE, ETC.

                    (a) The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered or recoverable by the Indemnified Person under insurance policies with respect to such Loss and of any reserve in respect thereof reflected on the Closing Balance Sheet.

                    (b) If the Indemnifying Person makes any payment under this Article X in respect of any Loss, the Indemnifying Person shall be subrogated, to the extent of such payment, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

                    (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to the other party for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions.

                    (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses either may incur arising from or relating to the Transactions, and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

            10.5 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto, (A) pursuant to Sections 10.1(a) and 10.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.8, (B) pursuant to Section 10.3, shall terminate as set forth therein and (C) pursuant to Sections 10.1(b) and 10.2(b), shall terminate on the second anniversary of the Closing Date; PROVIDED, HOWEVER, that as to clauses (A), (B) and (C) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person. For avoidance of doubt, in the event any of the remediation required to be performed by Seller pursuant to Section 6.4 is not completed prior to the second anniversary of the Closing Date, any breach of such covenant occurring after such second anniversary shall nevertheless give rise to an indemnification obligation on the part of Seller, and the other provisions of this Article X shall continue to govern any claim of Buyer for indemnification in respect thereof.

            10.6 PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN FOR TAX CLAIMS). In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than for Tax Claims) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim within 10 Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

            If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above).
If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis in the manner specified in Section 8.5 hereof to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, in the event a Third-Party Claim is made against Seller as to which Seller is entitled to seek indemnification under this Article X and Seller concludes, in its reasonable judgment, that Buyer lacks the financial and personnel resources to vigorously defend Seller from such Third-Party Claim, Seller may elect to retain the defense of such Third-Party Claim and shall be entitled to be reimbursed by Buyer for its Losses incurred in such defense, such expenditures to be reimbursed promptly after submission of invoices therefor. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed). All Tax Claims (as defined in Section 10.7) shall be governed by Section 10.7.

            10.7    PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.

                    (a) If a claim shall be made by any Tax authority, which, if successful, might result in an indemnity payment to any Person hereunder (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

                    (b) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion (and at its sole cost and expense) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; PROVIDED, HOWEVER, that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving 30 days' prior notice to the Tax Indemnitee, and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed, if such settlement or compromise would have a material adverse effect on the Tax liabilities of the Tax Indemnitee, its Affiliates or any member of its affiliated group. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to the Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

            10.8 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 10.1(a) and 10.2(a) and shall terminate at the close of business on the second anniversary of the Closing Date except for the representations and warranties in Section 4.3 hereof, which shall survive until the expiration of the applicable statute of limitations. Representations and warranties relating to environmental matters in Section 4.10 shall not survive the Closing; however, the covenant in
Section 6.4 shall be governed by Section 10.1 and Seller and Buyer's indemnification obligations as to environmental matters, which are not covered by Section 6.4, shall be governed by Section 10.3.

                                   ARTICLE XI

                               GENERAL PROVISIONS

            11.1 ASSIGNMENT. Prior to the Closing, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer (including by operation of law in connection with a merger or sale of substantially all the assets, of Buyer) without the prior written consent of Seller; PROVIDED, HOWEVER, that Buyer may assign its right to purchase the Assets hereunder to an Affiliate of Buyer that can accurately make all of Buyer's representations and warranties as of the Closing without the prior written consent of Seller; PROVIDED FURTHER, HOWEVER, that no assignment shall limit or affect Buyer's obligations hereunder.

            11.2    NO THIRD-PARTY BENEFICIARIES.  Except as provided in
Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

            11.3    TERMINATION.

                    (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated (except as set forth in Section 11.3(c)) and the Transactions abandoned at any time prior to the Closing
Date:

                            (i)   by mutual written consent of
            Seller and Buyer;

                            (ii)  by Seller pursuant to Section 6.4
            or if any of the conditions set forth in Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                            (iii) by Buyer if any of the conditions
            set forth in Section 3.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or


                            (iv)  by either party hereto, if the
            Closing does not occur on or prior to May 27, 1994.

                    (b) In the event of termination by Seller or Buyer pursuant to this Section 11.3, written notice thereof shall forthwith be given to the other party and the Transactions shall be terminated, without further action by either party. If the Transactions are terminated as provided herein:

                            (i)  Buyer shall return all documents
            and copies and other material received from Seller relating to the Transactions, whether so obtained before or after the execution hereof, to Seller;

                            (ii) all confidential information
            received by Buyer with respect to the Division and Seller shall be treated in accordance with the applicable provisions of the Letter of Intent which shall remain in full force and effect notwithstanding the termination of this Agreement.

                    (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this
Section 11.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it,
(ii) Section 11.4 relating to certain expenses, (iii) Section 12.5 relating to attorney fees and expenses,

(iv) Section 11.11 relating to finder's fees and broker's fees and (v) this
Section 11.3. Nothing in this Section 11.3 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement which occurred prior to its termination or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

            11.4 EXPENSES. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses.

            11.5 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

            11.6 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

            11.7 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                    (i)     if to Buyer, to:

                            The Louis Allis Company
                            427 East Stewart Street
                            P.O. Box 2020
                            Milwaukee, Wisconsin  53201-2020
                            Attention:  Daniel E. Stetler, President

                            with a copy to:

                            Foley & Lardner
                            777 East Wisconsin Avenue
                            Milwaukee, Wisconsin  53202-5367
                            Attention:  Luke E. Sims, Esq.

                    (ii)    if to Seller, to:

                            MagneTek, Inc.
                            11150 Santa Monica Boulevard
                            15th Floor
                            Los Angeles, California  90025
                            Attention:    Samuel A. Miley, Esq.
                                          General Counsel

                            with a copy to:

                            Gibson, Dunn & Crutcher
                            2029 Century Park East
                            Suite 4200
                            Los Angeles, California  90067
                            Attention:  Jennifer Bellah, Esq.

            11.8 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

            11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

            11.10 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings (including, without limitation, the Letter of Intent except as to the confidentiality provisions thereof) relating to such subject matter.

            11.11 FEES. Each party hereto hereby represents and warrants that no broker or finder has acted for such party in connection with this Agreement or the transactions contemplated hereby or may be entitled to any brokerage fee, finder's fee or commission in respect thereof.

            11.12 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person

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

or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

            11.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                     MAGNETEK, INC.



                                     By:/s/John P. Colling, Jr.
                                        ------------------------
                                     Name:   John P. Colling, Jr.
                                     Title:  Vice President and
                                             Treasurer

                                     THE LOUIS ALLIS COMPANY

                                     By:/s/Daniel E. Stetler
                                        ------------------------
                                     Name:   Daniel E. Stetler
                                     Title:  President

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